December 2024

Preliminary Pricing Supplement No. 5,507

Registration Statement Nos. 333-275587; 333-275587-01

Dated December 19, 2024

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Opportunities in International Equities

Contingent Income Buffered Auto-Callable Securities due December 27, 2028, with 1-Year Initial Non-Call Period

All Payments on the Securities Based on the Performance of the MSCI EAFE® Index

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The securities offered are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The securities have the terms described in the accompanying product supplement, index supplement and prospectus, as supplemented or modified by this document. The securities do not guarantee the repayment of principal and do not provide for the regular payment of interest. Instead, the securities will pay a contingent semi-annual coupon but only if the index closing value of the underlying index is at or above 80% of the initial index value, which we refer to as the coupon threshold level, on the related observation date. However, if the index closing value of the underlying index is less than the coupon threshold level on any observation date, we will pay no interest for the related semi-annual period. In addition, starting one year after the original issue date, the securities will be automatically redeemed if the index closing value of the underlying index is greater than or equal to the initial index value on any semi-annual redemption determination date, for the early redemption payment equal to the sum of the stated principal amount plus the related contingent semi-annual coupon. No further payments will be made on the securities once they have been redeemed. At maturity, if the securities have not previously been redeemed and the final index value of the underlying index has increased, remained unchanged or decreased by an amount less than or equal to the buffer amount of 20% from the initial index value, investors will receive the stated principal amount and the related contingent semi-annual coupon. If, however, the final index value of the underlying index has decreased by more than the buffer amount of 20% from the initial index value, investors will lose 1.25% of principal for every 1% decline in the final index value of the underlying index from its initial index value beyond the buffer amount of 20%. Under these circumstances, the payment at maturity will be less than the stated principal amount of the securities and could be zero. Accordingly, investors in the securities must be willing to accept the risk of losing their entire initial investment and also the risk of not receiving any contingent semi-annual coupons throughout the 4-year term of the securities. The securities are for investors who are willing to risk their principal and who seek an opportunity to earn interest at a potentially above-market rate in exchange for the risk of receiving no semi-annual coupons over the entire 4-year term, with no possibility of being called out of the securities until after the initial 1-year non-call period. Investors will not participate in any appreciation of the underlying index. The securities are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

SUMMARY TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Underlying index:	MSCI EAFE® Index (the “MXEA Index”)
Aggregate principal amount:	$
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security (see “Commissions and issue price” below)
Pricing date:	December 20, 2024
Original issue date:	December 27, 2024 (4 business days after the pricing date)
Maturity date:	December 27, 2028
Contingent semi-annual coupon:

A contingent coupon will be paid on the securities on each coupon payment date but only if the index closing value of the underlying index is at or above the coupon threshold level on the related observation date. If payable, the contingent semi-annual coupon will be an amount in cash per stated principal amount corresponding to a return of at least 6.65% per annum for each interest payment period for each applicable observation date. The actual contingent semi-annual coupon rate will be determined on the pricing date.

If, on any observation date, the index closing value of the underlying index is less than the coupon threshold level, we will pay no coupon for the applicable semi-annual period.  It is possible that the underlying index will remain below the coupon threshold level for extended periods of time or even throughout the entire 4-year term of the securities so that you will receive few or no contingent semi-annual coupons.

Payment at maturity:	If the securities have not been automatically redeemed prior to maturity, the payment at maturity will be determined as follows:

●If the final index value of the underlying index is greater than or equal to 80% of the initial index value, meaning that the final index value of the underlying index has increased, remained unchanged or decreased by an amount less than or equal to the buffer amount of 20% from the initial index value:

the stated principal amount and the contingent semi-annual coupon with respect to the final observation date

●If final index value of the underlying index is less than 80% of the initial index value, meaning that the final index value of the underlying index has decreased by more than the buffer amount of 20% from the initial index value:

$1,000 + [$1,000 x (index percent change + 20%) x downside factor] Under these circumstances, you will lose some or all of your investment in the securities.
Downside factor:	1.25
Terms continued on the following page
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	Approximately $985.60 per security, or within $30.00 of that estimate. See “Investment Summary” beginning on page 3.
Commissions and issue price:	Price to public(1)	Agent’s commissions and fees(2)	Proceeds to us(3)
Per security	$1,000	$	$
Total	$	$	$

(1)The securities will be sold only to investors purchasing the securities in fee-based advisory accounts.

(2)MS & Co. expects to sell all of the securities that it purchases from us to an unaffiliated dealer at a price of $ per security, for further sale to certain fee-based advisory accounts at the price to public of $1,000 per security. MS & Co. will not receive a sales commission with respect to the securities. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

(3)See “Use of proceeds and hedging” on page 27.

The securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 13.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below. When you read the accompanying product supplement and index supplement, please note that all references in such supplements to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. Please also see “Additional Terms of the Securities” and “Additional Information About the Securities” at the end of this document.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Product Supplement for Auto-Callable Securities dated November 16, 2023 Index Supplement dated November 16, 2023 Prospectus dated April 12, 2024

Morgan Stanley Finance LLC

Contingent Income Buffered Auto-Callable Securities due December 27, 2028, with 1-Year Initial Non-Call Period

All Payments on the Securities Based on the Performance of the MSCI EAFE® Index

Principal at Risk Securities

Terms continued from previous page:
Early redemption:

The securities are not subject to automatic early redemption until one year after the original issue date. Following this initial 1-year non-call period, if, on any redemption determination date, beginning on December 22, 2025, the index closing value of the underlying index is greater than or equal to the initial index value, the securities will be automatically redeemed for an early redemption payment on the related early redemption date. No further payments will be made on the securities once they have been redeemed.

The securities will not be redeemed early on any early redemption date if the index closing value of the underlying index is below the initial index value on the related redemption determination date.

Early redemption payment:	The early redemption payment will be an amount equal to the stated principal amount for each security you hold plus the contingent semi-annual coupon with respect to the related observation date.
Redemption determination dates:

Beginning after one year, semi-annually, as set forth under “Observation Dates, Redemption Determination Dates, Coupon Payment Dates and Early Redemption Dates” below, subject to postponement for non-index business days and certain market disruption events.

Early redemption dates:

Beginning on December 26, 2025, semi-annually. See “Observation Dates, Redemption Determination Dates, Coupon Payment Dates and Early Redemption Dates” below. If any such day is not a business day, that early redemption payment will be made on the next succeeding business day and no adjustment will be made to any early redemption payment made on that succeeding business day

Coupon threshold level:	, which is 80% of its initial index value
Buffer amount:

20%. As a result of the buffer amount of 20%, the value at or above which the underlying index must close on the final observation date so that investors do not suffer a loss on their initial investment in the securities is , which is 80% of the initial index value.

Initial index value:	, which is the index closing value on the pricing date
Final index value:	The index closing value on the final observation date
Index percent change:	With respect to the underlying index: (final index value - initial index value) / initial index value
Coupon payment dates:

Semi-annually, beginning June 25, 2025, as set forth under “Observation Dates, Redemption Determination Dates, Coupon Payment Dates and Early Redemption Dates” below; provided that if any such day is not a business day, that coupon payment will be made on the next succeeding business day and no adjustment will be made to any coupon payment made on that succeeding business day. The contingent semi-annual coupon, if any, with respect to the final observation date will be paid on the maturity date.

Observation dates:

Semi-annually, as set forth under “Observation Dates, Redemption Determination Dates, Coupon Payment Dates and Early Redemption Dates” below, subject to postponement for non-index business days and certain market disruption events. We also refer to the observation date immediately prior to the scheduled maturity date as the final observation date.

CUSIP / ISIN:	61777RPF4 / US61777RPF46
Listing:	The securities will not be listed on any securities exchange.

Observation Dates, Redemption Determination Dates, Coupon Payment Dates and Early Redemption Dates

Observation Dates / Redemption Determination Dates	Coupon Payment Dates / Early Redemption Dates
June 20, 2025*	June 25, 2025*
December 22, 2025	December 26, 2025
June 22, 2026	June 25, 2026
December 21, 2026	December 24, 2026
June 21, 2027	June 24, 2027
December 20, 2027	December 23, 2027
June 20, 2028	June 23, 2028
December 20, 2028 (final observation date)	December 27, 2028 (maturity date)

* The securities are not subject to automatic early redemption until the second coupon payment date, which is December 26, 2025.

December 2024 Page 2

Morgan Stanley Finance LLC

Contingent Income Buffered Auto-Callable Securities due December 27, 2028, with 1-Year Initial Non-Call Period

All Payments on the Securities Based on the Performance of the MSCI EAFE® Index

Principal at Risk Securities

Investment Summary

Contingent Income Auto-Callable Securities

Principal at Risk Securities

Contingent Income Buffered Auto-Callable Securities due December 27, 2028, with 1-Year Initial Non-Call Period All Payments on the Securities Based on the Performance of the MSCI EAFE® Index (the “securities”) do not provide for the regular payment of interest. Instead, the securities will pay a contingent semi-annual coupon but only if the index closing value of the underlying index is at or above the coupon threshold level on the related observation date. However, if the index closing value of the underlying index is less than the coupon threshold level on any observation date, we will pay no interest for the related semi-annual period. If the index closing value of the underlying index is less than the coupon threshold level on each observation date, you will not receive any contingent semi-annual coupon for the entire 4-year term of the securities. We refer to these coupons as contingent, because there is no guarantee that you will receive a coupon payment on any coupon payment date. Even if the underlying index were to be at or above the coupon threshold level on some semi-annual observation dates, it may not close at or above the coupon threshold level on other observation dates, in which case you will not receive some contingent semi-annual coupon payments. In addition, if the securities have not been automatically called prior to maturity and the final index value of the underlying index has declined by more than the buffer amount of 20% from the initial index value, investors will lose 1.25% of principal for every 1% decline in the final index value of the underlying index from its initial index value beyond the buffer amount of 20%. Under these circumstances, the payment at maturity will be less than the stated principal amount of the securities and could be zero. Accordingly, investors in the securities must be willing to accept the risk of losing their entire initial investment and also the risk of not receiving any contingent semi-annual coupons throughout the entire 4-year term of the securities.

Maturity:	4 years
Contingent semi-annual coupon:

A contingent semi-annual coupon will be paid on the securities on each coupon payment date but only if the index closing value of the underlying index is at or above the coupon threshold level on the related observation date. If payable, the contingent semi-annual coupon will be an amount in cash per stated principal amount corresponding to a return of at least 6.65% per annum for each interest payment period for each applicable observation date. The actual contingent semi-annual coupon rate will be determined on the pricing date. If, on any observation date, the index closing value of the underlying index is less than the coupon threshold level, we will pay no coupon for the applicable semi-annual period.

Automatic early redemption beginning after one year:

If the index closing value of the underlying index is greater than or equal to its initial index value on any semi-annual redemption determination date, beginning on December 22, 2025 (approximately one year after the original issue date), the securities will be automatically redeemed for an early redemption payment equal to the stated principal amount plus the contingent semi-annual coupon with respect to the related observation date. No further payments will be made on the securities once they have been redeemed.

Payment at maturity:

If the securities have not been automatically redeemed prior to maturity, the payment at maturity will be determined as follows:

If the final index value of the underlying index has increased, remained unchanged or decreased by an amount less than or equal to the buffer amount of 20% from the initial index value, investors will receive the stated principal amount and the contingent semi-annual coupon with respect to the final observation date.

If the final index value of the underlying index has decreased by more than the buffer amount of 20% from the initial index value, investors will lose 1.25% of principal for every 1% decline in the final index value of the underlying index from its initial index value beyond the buffer amount of 20%. Under these circumstances, the payment at maturity will be less than the stated principal amount of the securities and could be zero. No semi-annual coupon will be payable at maturity. Accordingly, investors in the securities must be willing to accept the risk of losing their entire initial investment.

December 2024 Page 3

Morgan Stanley Finance LLC

Contingent Income Buffered Auto-Callable Securities due December 27, 2028, with 1-Year Initial Non-Call Period

All Payments on the Securities Based on the Performance of the MSCI EAFE® Index

Principal at Risk Securities

The original issue price of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than $1,000. We estimate that the value of each security on the pricing date will be approximately $985.60, or within $30.00 of that estimate. Our estimate of the value of the securities as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the underlying index. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying index, instruments based on the underlying index, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the contingent semi-annual coupon rate, the coupon threshold level, the buffer amount and the downside factor, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the underlying index, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities, and, if it once chooses to make a market, may cease doing so at any time.

December 2024 Page 4

Morgan Stanley Finance LLC

Contingent Income Buffered Auto-Callable Securities due December 27, 2028, with 1-Year Initial Non-Call Period

All Payments on the Securities Based on the Performance of the MSCI EAFE® Index

Principal at Risk Securities

Key Investment Rationale

The securities do not provide for the regular payment of interest. Instead, the securities will pay a contingent semi-annual coupon but only if the index closing value of the underlying index is at or above the coupon threshold level on the related observation date. However, if the index closing value of the underlying index is less than the coupon threshold level on any observation date, we will pay no interest for the related semi-annual period. The securities have been designed for investors who are willing to forgo market floating interest rates and accept the risk of receiving no coupon payments for the entire 4-year term of the securities in exchange for an opportunity to earn interest at a potentially above-market rate if the underlying index closes at or above the coupon threshold level on the semi-annual observation dates until the securities are redeemed early or reach maturity.

The following scenarios are for illustrative purposes only to demonstrate how the coupon and the payment at maturity (if the securities have not previously been redeemed) are calculated, and do not attempt to demonstrate every situation that may occur. Accordingly, the securities may or may not be redeemed, the contingent semi-annual coupon may be payable in none of, or some but not all of, the semi-annual periods during the 4-year term of the securities and the payment at maturity may be less than the stated principal amount of the securities and may be zero.

Scenario 1: The securities are redeemed prior to maturity

This scenario assumes that, prior to early redemption, the underlying index closes at or above the coupon threshold level on some semi-annual observation dates, but the underlying index closes below the coupon threshold level on the others. Investors receive the contingent semi-annual coupon, corresponding to a return of at least 6.65% per annum (to be determined on the pricing date), for the semi-annual periods for which the index closing value is at or above the coupon threshold level on the related observation date, but not for the semi-annual periods for which the index closing value is below the coupon threshold level on the related observation date.

Starting after one year, when the underlying index closes at or above the initial index value on a semi-annual redemption determination date, the securities will be automatically redeemed for the stated principal amount plus the contingent semi-annual coupon with respect to the related observation date.

Scenario 2: The securities are not redeemed prior to maturity, and investors receive principal back at maturity

This scenario assumes that the underlying index closes at or above the coupon threshold level on some semi-annual observation dates, but the underlying index closes below the coupon threshold level on the others, and the underlying index closes below the initial index value on every semi-annual redemption determination date. Consequently, the securities are not automatically redeemed, and investors receive the contingent semi-annual coupon, corresponding to a return of at least 6.65% per annum (to be determined on the pricing date), for the semi-annual periods for which the index closing value is at or above the coupon threshold level on the related observation date, but not for the semi-annual periods for which the index closing value is below the coupon threshold level on the related observation date.

On the final observation date, the final index value of the underlying index has increased, remained unchanged or decreased by an amount less than or equal to the buffer amount of 20% from the initial index value. At maturity, investors will receive the stated principal amount and the contingent semi-annual coupon with respect to the final observation date.

December 2024 Page 5

Morgan Stanley Finance LLC

Contingent Income Buffered Auto-Callable Securities due December 27, 2028, with 1-Year Initial Non-Call Period

All Payments on the Securities Based on the Performance of the MSCI EAFE® Index

Principal at Risk Securities

Scenario 3: The securities are not redeemed prior to maturity, and investors suffer a loss of principal at maturity

This scenario assumes that the underlying index closes at or above the coupon threshold level on some semi-annual observation dates, but the underlying index closes below the coupon threshold level on the others, and the underlying index closes below the initial index value on every semi-annual redemption determination date. Consequently, the securities are not automatically redeemed, and investors receive the contingent semi-annual coupon, corresponding to a return of at least 6.65% per annum (to be determined on the pricing date), for the semi-annual periods for which the index closing value is at or above the coupon threshold level on the related observation date, but not for the semi-annual periods for which the index closing value is below the coupon threshold level on the related observation date.

At maturity, the underlying index has decreased by more than the buffer amount of 20% from the initial index value. Therefore, investors do not receive the contingent semi-annual coupon for the final semi-annual period and lose 1.25% of principal for every 1% decline in the final index value from the initial index value beyond the buffer amount of 20%. The payment at maturity will be less than the stated principal amount and could be zero. No coupon will be paid at maturity in this scenario.

December 2024 Page 6

Morgan Stanley Finance LLC

Contingent Income Buffered Auto-Callable Securities due December 27, 2028, with 1-Year Initial Non-Call Period

All Payments on the Securities Based on the Performance of the MSCI EAFE® Index

Principal at Risk Securities

How the Securities Work

The following diagrams illustrate the potential outcomes for the securities depending on (1) the index closing values on each semi-annual observation date, (2) the index closing values on each semi-annual redemption determination date (starting after one year) and (3) the final index value. Please see “Hypothetical Examples” beginning on page 9 for illustration of hypothetical payouts on the securities.

Diagram #1: Contingent Semi-Annual Coupons (Beginning on the First Coupon Payment Date until Early Redemption or Maturity)

Diagram #2: Automatic Early Redemption (Starting after One Year)

December 2024 Page 7

Morgan Stanley Finance LLC

Contingent Income Buffered Auto-Callable Securities due December 27, 2028, with 1-Year Initial Non-Call Period

All Payments on the Securities Based on the Performance of the MSCI EAFE® Index

Principal at Risk Securities

Diagram #3: Payment at Maturity if No Automatic Early Redemption Occurs

For more information about the payout upon an early redemption or at maturity in different hypothetical scenarios, see “Hypothetical Examples” starting on page 9.

December 2024 Page 8

Morgan Stanley Finance LLC

Contingent Income Buffered Auto-Callable Securities due December 27, 2028, with 1-Year Initial Non-Call Period

All Payments on the Securities Based on the Performance of the MSCI EAFE® Index

Principal at Risk Securities

Hypothetical Examples

The following hypothetical examples illustrate how to determine whether a contingent semi-annual coupon is paid with respect to an observation date and how to calculate the payment at maturity, if any, if the securities have not been automatically redeemed early. The following examples are for illustrative purposes only. Whether you receive a contingent semi-annual coupon will be determined by reference to the index closing value of the underlying index on each semi-annual observation date, and the amount you will receive at maturity, if any, will be determined by reference to the final index value of the underlying index on the final observation date. The actual initial index value and coupon threshold level for the underlying index will be determined on the pricing date. All payments on the securities, if any, are subject to our credit risk. The numbers in the hypothetical examples below may have been rounded for the ease of analysis. The below examples are based on the following terms:

Hypothetical Contingent Semi-Annual Coupon:

A contingent semi-annual coupon will be paid on the securities on each coupon payment date but only if the index closing value of the underlying index is at or above the coupon threshold level on the related observation date. If payable, the contingent semi-annual coupon will be an amount in cash per stated principal amount corresponding to a return of 6.65% per annum for each interest payment period for each applicable observation date. These hypothetical examples reflect the hypothetical contingent semi-annual coupon rate of 6.65% per annum (corresponding to approximately $33.25 per semi-annual period per security*).

Automatic Early Redemption (starting after one year):

If the index closing value of the underlying index is greater than or equal to the initial index value on any semi-annual redemption determination date, the securities will be automatically redeemed for an early redemption payment equal to the stated principal amount plus the contingent semi-annual coupon with respect to the related observation date.

Payment at Maturity (if the securities have not been automatically redeemed early):

If the final index value of the underlying index has increased, remained unchanged or decreased by an amount less than or equal to the buffer amount of 20% from the initial index value, investors will receive the stated principal amount and the contingent semi-annual coupon with respect to the final observation date.

If the final index value of the underlying index has decreased by more than the buffer amount of 20% from the initial index value: $1,000 + [$1,000 x (index percent change + 20%) x downside factor]. Under these circumstances, the payment at maturity will be less than the stated principal amount of the securities and could be zero.

Stated Principal Amount:	$1,000
Hypothetical Initial Index Value:	2,000
Hypothetical Coupon Threshold Level:	1,600, which is 80% of the hypothetical initial index value
Buffer Amount:	20%
Downside Factor:	1.25

* The actual contingent semi-annual coupon will be an amount determined by the calculation agent based on the actual contingent semi-annual coupon rate and the number of days in the applicable payment period, calculated on a 30/360 day-count basis. The hypothetical contingent semi-annual coupon of $33.25 is used in these examples for ease of analysis.

December 2024 Page 9

Morgan Stanley Finance LLC

Contingent Income Buffered Auto-Callable Securities due December 27, 2028, with 1-Year Initial Non-Call Period

All Payments on the Securities Based on the Performance of the MSCI EAFE® Index

Principal at Risk Securities

How to determine whether a contingent semi-annual coupon is payable with respect to an observation date:

	Index Closing Value	Contingent Semi-Annual Coupon
Hypothetical Observation Date 1	2,200 (at or above the coupon threshold level)	$33.25
Hypothetical Observation Date 2	950 (below the coupon threshold level)	$0

On hypothetical observation date 1, the underlying index closes at or above the coupon threshold level. Therefore, a contingent semi-annual coupon of $33.25 is paid on the relevant coupon payment date.

On hypothetical observation date 2, the underlying index closes below the coupon threshold level, and, accordingly, no contingent semi-annual coupon is paid on the relevant coupon payment date.

If the index closing value of the underlying index is less than the coupon threshold level on each observation date, you will not receive any contingent semi-annual coupons for the entire 4-year term of the securities.

December 2024 Page 10

Morgan Stanley Finance LLC

Contingent Income Buffered Auto-Callable Securities due December 27, 2028, with 1-Year Initial Non-Call Period

All Payments on the Securities Based on the Performance of the MSCI EAFE® Index

Principal at Risk Securities

How to calculate the payment at maturity (if the securities have not been automatically redeemed):

Starting after one year, if the index closing value of the underlying index is greater than or equal to the initial index value on any semi-annual redemption determination date, the securities will be automatically redeemed for an early redemption payment equal to the stated principal amount for each security you hold plus the contingent semi-annual coupon with respect to the related observation date.

The examples below illustrate how to calculate the payment at maturity if the securities have not been automatically redeemed prior to maturity.

	Final Index Value	Index Percent Change	Payment at Maturity
Example 1:	1,000 (the MXEA Index has decreased by an amount greater than the buffer amount)	(final index value – initial index value) / initial index value = (1,000 – 2,000) / 2,000 = -50%	= $1,000 + (index percent change + 20%) x downside factor = $1,000 + [$1,000 x (-50% + 20%) x 1.25] = $1,000 + ($1,000 x -30% x 1.25) = $625
Example 2:	2,300 (at or above the coupon threshold level; the MXEA Index has increased, remained unchanged or decreased by an amount less than or equal to the buffer amount)	(2,300 – 2,000) / 2,000 = 15%

The stated principal amount + the contingent semi-annual coupon with respect to the final observation date.

For more information, please see above under “How to determine whether a contingent semi-annual coupon is payable with respect to an observation date.”

Example 3:	1,800 (at or above the coupon threshold level; the MXEA Index has increased, remained unchanged or decreased by an amount less than or equal to the buffer amount)	(1,800 – 2,000) / 2,000 = -10%

The stated principal amount + the contingent semi-annual coupon with respect to the final observation date.

For more information, please see above under “How to determine whether a contingent semi-annual coupon is payable with

December 2024 Page 11

Morgan Stanley Finance LLC

Contingent Income Buffered Auto-Callable Securities due December 27, 2028, with 1-Year Initial Non-Call Period

All Payments on the Securities Based on the Performance of the MSCI EAFE® Index

Principal at Risk Securities

respect to an observation date.”

In example 1, the final index value of the underlying index has decreased by an amount greater than the buffer amount of 20% from the initial index value. Therefore, investors are exposed to the downside performance of the underlying index at maturity, and investors lose 1.25% of the principal amount for every 1% decline in the final index value of the underlying index from the initial index value beyond the buffer amount of 20%. Moreover, investors do not receive any contingent semi-annual coupon for the final semi-annual period.

In examples 2 and 3, the final index value of the underlying index is at or above the coupon threshold level, and the underlying index has increased, remained unchanged or decreased by an amount less than or equal to the buffer amount of 20% from the initial index value. Therefore, investors receive at maturity the stated principal amount of the securities plus the contingent semi-annual coupon with respect to the final observation date.

If the final index value of the underlying index has decreased by more than the buffer amount of 20% from the initial index value, you will be exposed on a leveraged basis to the downside performance of the underlying index beyond the buffer amount, and your payment at maturity will be less than the stated principal amount and could be zero.

December 2024 Page 12

Morgan Stanley Finance LLC

Contingent Income Buffered Auto-Callable Securities due December 27, 2028, with 1-Year Initial Non-Call Period

All Payments on the Securities Based on the Performance of the MSCI EAFE® Index

Principal at Risk Securities

Risk Factors

This section describes the material risks relating to the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement, index supplement and prospectus. We also urge you to consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

Risks Relating to an Investment in the Securities

￭The securities do not guarantee the return of any principal. The terms of the securities differ from those of ordinary debt securities in that they do not guarantee the repayment of any principal. If the securities have not been automatically redeemed prior to maturity, and if the final index value of the underlying index has decreased by more than the buffer amount of 20% from the initial index value, you will lose 1.25% of your principal for every 1% decline in the final index value of the underlying index from the initial index value beyond the buffer amount of 20%. Under this scenario, the value of the payment at maturity will be less than the stated principal amount and could be zero.

￭The securities do not provide for the regular payment of interest. The terms of the securities differ from those of ordinary debt securities in that they do not provide for the regular payment of interest. Instead, the securities will pay a contingent semi-annual coupon but only if the index closing value of the underlying index is at or above the coupon threshold level on the related observation date. If the index closing value of the underlying index is lower than the coupon threshold level on the relevant observation date for any interest period, we will pay no coupon on the applicable coupon payment date. It is possible that the index closing value of the underlying index will be less than the coupon threshold level for extended periods of time or even throughout the entire term of the securities so that you will receive few or no contingent semi-annual coupons. If you do not earn sufficient contingent semi-annual coupons over the term of the securities, the overall return on the securities may be less than the amount that would be paid on a conventional debt security of ours of comparable maturity.

￭The contingent semi-annual coupon, if any, is based on the value of the underlying index on only the related semi-annual observation date at the end of the related interest period. Whether the contingent semi-annual coupon will be paid on any coupon payment date will be determined at the end of the relevant interest period based on the index closing value of the underlying index on the relevant semi-annual observation date. As a result, you will not know whether you will receive the contingent semi-annual coupon on any coupon payment date until near the end of the relevant interest period. Moreover, because the contingent semi-annual coupon is based solely on the value of the underlying index on semi-annual observation dates, if the index closing value of the underlying index on any observation date is below the coupon threshold level, you will not receive the contingent semi-annual coupon for the related interest period, even if the level of the underlying index was at or above the coupon threshold level on other days during that interest period.

￭Investors will not participate in any appreciation in the underlying index. Investors will not participate in any appreciation in the underlying index from the initial index value, and the return on the securities will be limited to the contingent semi-annual coupons, if any, that are paid with respect to each observation date on which the index closing value of the underlying index is greater than or equal to the coupon threshold level, if any.

￭The market price will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market. We expect that generally the level of interest rates available in the market and the value of the underlying index on any day, including in relation to the coupon threshold level and initial index value, will affect the value of the securities more than any other factors. Other factors that may influence the value of the securities include:

othe volatility (frequency and magnitude of changes in value) of the underlying index,

owhether the index closing value of the underlying index has been below the coupon threshold level on any observation date,

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ogeopolitical conditions and economic, financial, political, regulatory or judicial events that affect the component stocks of the underlying index or securities markets generally and which may affect the value of the underlying index, odividend rates on the securities underlying the underlying index,

othe time remaining until the securities mature,

ointerest and yield rates in the market,

othe availability of comparable instruments,

othe composition of the underlying index and changes in its constituent stocks, and oany actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity. In particular, if the underlying index has closed near or below the coupon threshold level, the market value of the securities is expected to decrease substantially, and you may have to sell your securities at a substantial discount from the stated principal amount of $1,000 per security.

You cannot predict the future performance of the underlying index based on its historical performance. The value of the underlying index may decrease and be below the coupon threshold level on each observation date so that you will receive no return on your investment, and the underlying index may decrease by more than the buffer amount of 20% from the initial index value on the final observation date so that you will lose some or all of your initial investment in the securities. There can be no assurance that the index closing value of the underlying index will be at or above the coupon threshold level on any observation date so that you will receive a coupon payment on the securities for the applicable interest period, or that they will not have declined by more than the buffer amount of 20% from the initial index values on the final observation date so that you do not suffer a loss on your initial investment in the securities. See “MSCI EAFE® Index Overview” below.

￭The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on our ability to pay all amounts due on the securities at maturity, upon early redemption or on any coupon payment date, and therefore you are subject to our credit risk. The securities are not guaranteed by any other entity. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the securities.

￭As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

￭Not equivalent to investing in the underlying index. Investing in the securities is not equivalent to investing in the underlying index or its component stocks. Investors in the securities will not participate in any positive performance of the underlying index, and will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying index.

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￭Reinvestment risk. The term of your investment in the securities may be shortened due to the automatic early redemption feature of the securities. If the securities are redeemed prior to maturity, you will receive no more contingent semi-annual coupons and may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns. However, under no circumstances will the securities be redeemed in the first year of the term of the securities.

￭The securities will not be listed on any securities exchange and secondary trading may be limited. Accordingly, you should be willing to hold your securities for the entire 4-year term of the securities. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

￭The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

￭The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price will be influenced by many unpredictable factors” above.

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￭Hedging and trading activity by our affiliates could potentially affect the value of the securities. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the securities (and to other instruments linked to the underlying index or its component stocks), including trading in the stocks that constitute the underlying index as well as in other instruments related to the underlying index. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the final observation date approaches. Some of our affiliates also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial index value, and, therefore, could increase (i) the value at or above which the underlying index must close on the redemption determination dates so that the securities are redeemed prior to maturity for the early redemption payment and (ii) the coupon threshold level, which is the value at or above which the underlying index must close on the observation dates in order for you to earn a contingent semi-annual coupon and (iii) the level at or above which the underlying index must close on the final observation date so that you are not exposed to the negative performance of the underlying index at maturity. Additionally, such hedging or trading activities during the term of the securities could affect the value of the underlying index throughout the term of the securities, and, accordingly, whether we redeem the securities prior to maturity, whether we pay a contingent semi-annual coupon on the securities and the amount of cash you receive at maturity, if any.

￭The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities. As calculation agent, MS & Co. will determine the initial index value and the coupon threshold level, whether you receive a contingent semi-annual coupon on each coupon payment date and/or at maturity, whether the securities will be redeemed on any early redemption date and the payment at maturity, if any. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the index closing value in the event of a market disruption event or discontinuance of the underlying index. These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations, see "Description of Auto-Callable Securities—Postponement of Determination Dates," "—Alternate Exchange Calculation in Case of an Event of Default,” "—Discontinuance of Any Underlying Index; Alteration of Method of Calculation” and "—Calculation Agent and Calculations" in the accompanying product supplement. In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

￭The U.S. federal income tax consequences of an investment in the securities are uncertain. There is no direct legal authority as to the proper treatment of the securities for U.S. federal income tax purposes, and, therefore, significant aspects of the tax treatment of the securities are uncertain.

Please read the discussion under “Additional Information—Tax considerations” in this document concerning the U.S. federal income tax consequences of an investment in the securities. We intend to treat a security for U.S. federal income tax purposes as a single financial contract that provides for a coupon that will be treated as gross income to you at the time received or accrued, in accordance with your regular method of tax accounting. Under this treatment, the ordinary income treatment of the coupon payments, in conjunction with the capital loss treatment of any loss recognized upon the sale, exchange or settlement of the securities, could result in adverse tax consequences to holders of the securities because the deductibility of capital losses is subject to limitations. We do not plan to request a ruling from the Internal Revenue Service (the “IRS”) regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described herein. If the IRS were successful in asserting an alternative treatment for the securities, the timing and character of income or loss on the securities might differ significantly from the tax treatment described herein. For example, under one possible treatment, the IRS could seek to recharacterize the securities as debt instruments. In that event, U.S. Holders (as defined below) would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance (as adjusted based on the difference, if any, between the actual and the projected amount of any contingent payments on the securities) and recognize all income and gain in respect of the securities as ordinary income. The risk that financial instruments

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providing for buffers, triggers or similar downside protection features, such as the securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax consequences of an investment in the securities, possibly retroactively.

Non-U.S. Holders (as defined below) should note that we currently intend to withhold on any coupon paid to Non-U.S. Holders generally at a rate of 30%, or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision, and will not be required to pay any additional amounts with respect to amounts withheld.

Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Underlying Index

￭There are risks associated with investments in securities linked to the value of foreign equity securities. The securities are linked to the value of foreign equity securities. Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions between countries.

￭The level of the MSCI EAFE® Index is subject to currency exchange rate risk. Because the level of the MSCI EAFE® Index is related to the U.S. dollar value of stocks underlying the MSCI EAFE® Index, holders of the securities will be exposed to currency exchange rate risk with respect the currencies in which the component securities trade. Exchange rate movements for a particular currency are volatile and are the result of numerous factors specific to that country including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to each region. The net exposure will depend on the extent to which the currencies of the component countries strengthen or weaken against the U.S. dollar and the relative weight of each currency. If, taking into account such weighting, the dollar strengthens against the currencies of the component securities of the MSCI EAFE® Index, the level of the MSCI EAFE® Index will be adversely affected and the payment at maturity on the securities may be reduced.

Of particular importance to potential currency exchange risk are:

oexisting and expected rates of inflation;

oexisting and expected interest rate levels;

othe balance of payments; and

othe extent of governmental surpluses or deficits in the countries represented in the MSCI EAFE® Index and the United States.

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All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries represented in the MSCI EAFE® Index, the United States and other countries important to international trade and finance.

￭Adjustments to the underlying index could adversely affect the value of the securities. The publisher of the underlying index may add, delete or substitute the component stocks of the underlying index or make other methodological changes that could change the value of the underlying index. Any of these actions could adversely affect the value of the securities. The publisher of the underlying index may also discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index. MS & Co. could have an economic interest that is different than that of investors in the securities insofar as, for example, MS & Co. is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates. If MS & Co. determines that there is no appropriate successor index on any observation date, the determination of whether a contingent semi-annual coupon will be payable on the securities on the applicable coupon payment date, whether the securities will be redeemed and/or the amount payable at maturity, if any, will be based on the value of the underlying index, based on the closing prices of the stocks constituting the underlying index at the time of such discontinuance, without rebalancing or substitution, computed by MS & Co. as calculation agent in accordance with the formula for calculating the underlying index last in effect prior to such discontinuance, as compared to the initial index value or coupon threshold level, as applicable.

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MSCI EAFE® Index Overview

The MSCI EAFE® Index is a stock index calculated, published and disseminated by MSCI Inc. (“MSCI”). The MSCI EAFE® Index is a free float-adjusted market capitalization index that is designed to measure the equity market performance of developed markets, excluding the United States and Canada. As of November 2024, the MSCI EAFE® Index consists of the following 21 developed market country indices: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Hong Kong, Ireland, Israel, Italy, Japan, Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom. For additional information about the MSCI EAFE® Index, see the information set forth under “MSCI Global Investable Market Indices—MSCI EAFE® Index” and “—MSCI Global Investable Market Indices Methodology” in the accompanying index supplement.

Information as of market close on December 18, 2024:

Bloomberg Ticker Symbol:	MXEA	52 Week High (on 9/27/2024):	2,506.69
Current Index Value:	2,301.83	52 Week Low (on 1/17/2024):	2,162.91
52 Weeks Ago:	2,179.95

The following graph sets forth the daily index closing values of the MXEA Index for in the period from January 1, 2019 through December 18, 2024. The related table sets forth the published high and low index closing values, as well as end-of-quarter index closing values, of the MXEA Index for each quarter for the period from January 1, 2019 through December 18, 2024. The index closing value of the MXEA Index on December 18, 2024 was 2,301.83. We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification. The MXEA Index has at times experienced periods of high volatility, and you should not take the historical values of the MXEA Index as an indication of its future performance.

MXEA Index Daily Index Closing Values January 1, 2019 to December 18, 2024

* The red line in the graph indicates the coupon threshold level, which is 80% of the initial index value.

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MSCI EAFE® Index	High	Low	Period End
2019
First Quarter	1,907.49	1,708.59	1,875.43
Second Quarter	1,928.10	1,817.39	1,922.30
Third Quarter	1,949.70	1,797.33	1,889.36
Fourth Quarter	2,042.90	1,846.42	2,036.94
2020
First Quarter	2,057.74	1,354.30	1,559.59
Second Quarter	1,854.00	1,487.08	1,780.58
Third Quarter	1,925.15	1,783.59	1,855.32
Fourth Quarter	2,161.48	1,780.08	2,147.53
2021
First Quarter	2,256.88	2,124.05	2,208.32
Second Quarter	2,382.76	2,219.15	2,304.92
Third Quarter	2,404.80	2,253.68	2,281.29
Fourth Quarter	2,377.93	2,223.70	2,336.07
2022
First Quarter	2,365.59	1,977.61	2,181.63
Second Quarter	2,182.74	1,823.08	1,846.28
Third Quarter	1,970.07	1,654.25	1,661.48
Fourth Quarter	2,013.56	1,647.94	1,943.93
2023
First Quarter	2,133.83	1,955.87	2,092.60
Second Quarter	2,170.84	2,041.81	2,131.72
Third Quarter	2,199.36	2,019.39	2,031.26
Fourth Quarter	2,241.21	1,942.89	2,236.16
2024
First Quarter	2,357.74	2,162.91	2,349.42
Second Quarter	2,386.13	2,236.31	2,314.63
Third Quarter	2,506.69	2,206.30	2,468.66
Fourth Quarter (through December 18, 2024)	2,454.84	2,264.32	2,301.83

“MSCI EAFE® Index” is a trademark of MSCI. For more information, see “MSCI Global Investable Market Indices” in the accompanying index supplement.

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Additional Terms of the Securities

Please read this information in conjunction with the terms on the front cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying product supplement, index supplement or prospectus, the terms described herein shall control.
Underlying index publisher:	MSCI Inc., or any successor thereof
Interest period:

The semi-annual period from and including the original issue date (in the case of the first interest period) or the previous scheduled coupon payment date, as applicable, to but excluding the following scheduled coupon payment date, with no adjustment for any postponement thereof.

Record date:

The record date for each coupon payment date shall be the date one business day prior to such scheduled coupon payment date; provided, however, that any coupon payable at maturity (or upon early redemption) shall be payable to the person to whom the payment at maturity or early redemption payment, as the case may be, shall be payable.

Day count convention:	Interest will be computed on the basis of a 360-day year of twelve 30-day months.
Index closing value:

The index closing value on any index business day shall be determined by the calculation agent and shall equal the closing value of the underlying index or any successor index (as defined under “Description of Auto-Callable Securities—Discontinuance of Any Underlying Index; Alteration of Method of Calculation” in the accompanying product supplement), reported by Bloomberg Financial Services, or any successor reporting service the calculation agent may select, on such index business day. In certain circumstances, the index closing value for the underlying index will be based on the alternate calculation as described under “Description of Auto-Callable Securities—Discontinuance of Any Underlying Index; Alteration of Method of Calculation” in the accompanying product supplement. The closing value of the underlying index reported by Bloomberg Financial Services may be lower or higher than the official closing value of the underlying index published by the underlying index publisher.

Postponement of coupon payment dates (including the maturity date) and early redemption dates:

If any observation date or redemption determination date is postponed due to a non-index business day or certain market disruption events so that it falls less than two business days prior to the relevant scheduled coupon payment date (including the maturity date) or early redemption date, as applicable, the coupon payment date (or the maturity date) or the early redemption date will be postponed to the second business day following that observation date or redemption determination date as postponed, and no adjustment will be made to any coupon payment or early redemption payment made on that postponed date.

Denominations:	$1,000 per security and integral multiples thereof
Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Issuer notices to registered security holders, the trustee and the depositary:

In the event that the maturity date is postponed due to postponement of the final observation date, the issuer shall give notice of such postponement and, once it has been determined, of the date to which the maturity date has been rescheduled (i) to each registered holder of the securities by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the trustee by facsimile, confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “depositary”) by telephone or facsimile confirmed by mailing such notice to the depositary by first class mail, postage prepaid. Any notice that is mailed to a registered holder of the securities in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. The issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the maturity date, the business day immediately preceding the scheduled maturity date and (ii) with respect to notice of the date to which the maturity date has been rescheduled, the business day immediately following the final observation date as postponed.

In the event that the securities are subject to early redemption, the issuer shall, (i) on the business day following the applicable redemption determination date, give notice of the early redemption and the early redemption payment, including specifying the payment date of the amount due upon the early redemption, (x) to each registered holder of the securities by

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mailing notice of such early redemption by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (y) to the trustee by facsimile confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (z) to the depositary by telephone or facsimile confirmed by mailing such notice to the depositary by first class mail, postage prepaid, and (ii) on or prior to the early redemption date, deliver the aggregate cash amount due with respect to the securities to the trustee for delivery to the depositary, as holder of the securities. Any notice that is mailed to a registered holder of the securities in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. This notice shall be given by the issuer or, at the issuer’s request, by the trustee in the name and at the expense of the issuer, with any such request to be accompanied by a copy of the notice to be given.

The issuer shall, or shall cause the calculation agent to, (i) provide written notice to the trustee, on which notice the trustee may conclusively rely, and to the depositary of the amount of cash to be delivered as contingent semi-annual coupon, if any, with respect to each security on or prior to 10:30 a.m. (New York City time) on the business day preceding each coupon payment date, and (ii) deliver the aggregate cash amount due, if any, with respect to the contingent semi-annual coupon to the trustee for delivery to the depositary, as holder of the securities, on the applicable coupon payment date.

The issuer shall, or shall cause the calculation agent to, (i) provide written notice to the trustee, on which notice the trustee may conclusively rely, and to the depositary of the amount of cash to be delivered with respect to each stated principal amount of the securities, on or prior to 10:30 a.m. (New York City time) on the business day preceding the maturity date, and (ii) deliver the aggregate cash amount due with respect to the securities to the trustee for delivery to the depositary, as holder of the securities, on the maturity date.

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Principal at Risk Securities

Additional Information About the Securities

Additional Information:
Minimum ticketing size:	$1,000 / 1 security
Tax considerations:

Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying product supplement does not apply to the securities issued under this document and is superseded by the following discussion.

The following is a general discussion of the material U.S. federal income tax consequences and certain estate tax consequences of the ownership and disposition of the securities. This discussion applies only to investors in the securities who:

●purchase the securities in the original offering; and

●hold the securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

●certain financial institutions;

●insurance companies;

●dealers and certain traders in securities or commodities;

●investors holding the securities as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;

●U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

●partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

●regulated investment companies;

●real estate investment trusts; or

●tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the securities or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal tax consequences of holding and disposing of the securities to you.

As the law applicable to the U.S. federal income taxation of instruments such as the securities is technical and complex, the discussion below necessarily represents only a general summary. The effect of any applicable state, local or non-U.S. tax laws is not discussed, nor are any alternative minimum tax consequences or consequences resulting from the Medicare tax on investment income. Moreover, the discussion below does not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date hereof may affect the tax consequences described herein. Persons considering the purchase of the securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

General

Due to the absence of statutory, judicial or administrative authorities that directly address the

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Principal at Risk Securities

treatment of the securities or instruments that are similar to the securities for U.S. federal income tax purposes, no assurance can be given that the IRS or a court will agree with the tax treatment described herein. We intend to treat a security for U.S. federal income tax purposes as a single financial contract that provides for a coupon that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting. In the opinion of our counsel, Davis Polk & Wardwell LLP, this treatment of the securities is reasonable under current law; however, there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the securities could be materially affected. Moreover, our counsel’s opinion is based on market conditions as of the date of this preliminary pricing supplement and is subject to confirmation on the pricing date.

You should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments of the securities). Unless otherwise stated, the following discussion is based on the treatment of each security as described in the previous paragraph.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a security that is, for U.S. federal income tax purposes:

●a citizen or individual resident of the United States;

●a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

●an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment of the Securities

Assuming the treatment of the securities as set forth above is respected, the following U.S. federal income tax consequences should result.

 Tax Basis. A U.S. Holder’s tax basis in the securities should equal the amount paid by the U.S. Holder to acquire the securities.

 Tax Treatment of Coupon Payments. Any coupon payment on the securities should be taxable as ordinary income to a U.S. Holder at the time received or accrued, in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

 Sale, Exchange or Settlement of the Securities. Upon a sale, exchange or settlement of the securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the securities sold, exchanged or settled. For this purpose, the amount realized does not include any coupon paid at settlement and may not include sale proceeds attributable to an accrued coupon, which may be treated in the same manner as a coupon payment. In general, any such gain or loss recognized should be short-term capital gain or loss if the U.S. Holder has held the securities for one year or less at the time of the sale, exchange or settlement, and should be long-term capital gain or loss otherwise. The ordinary income treatment of the coupon payments, in conjunction with the capital loss treatment of any loss recognized upon the sale, exchange or settlement of the securities, could result in adverse tax consequences to holders of the securities because the deductibility of capital losses is subject to limitations.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the securities, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning the securities under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”). If the IRS were

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Principal at Risk Securities

successful in asserting that the Contingent Debt Regulations applied to the securities, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of their issuance, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the securities. Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the securities would be treated as ordinary income, and any loss realized would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount and as capital loss thereafter. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. Other alternative federal income tax treatments of the securities are possible, which, if applied, could significantly affect the timing and character of the income or loss with respect to the securities. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and potential changes in applicable law.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of payments on the securities and the payment of proceeds from a sale, exchange or other disposition of the securities, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. In addition, information returns will be filed with the IRS in connection with payments on the securities and the payment of proceeds from a sale, exchange or other disposition of the securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a security that is for U.S. federal income tax purposes:

●an individual who is classified as a nonresident alien;

●a foreign corporation; or

●a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

●a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

●certain former citizens or residents of the United States; or

●a holder for whom income or gain in respect of the securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax

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Principal at Risk Securities

consequences of an investment in the securities.

Although significant aspects of the tax treatment of each security are uncertain, we intend to withhold on any coupon paid to a Non-U.S. Holder generally at a rate of 30% or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision. We will not be required to pay any additional amounts with respect to amounts withheld. In order to claim an exemption from, or a reduction in, the 30% withholding tax, a Non-U.S. Holder of the securities must comply with certification requirements to establish that it is not a U.S. person and is eligible for such an exemption or reduction under an applicable tax treaty. If you are a Non-U.S. Holder, you should consult your tax adviser regarding the tax treatment of the securities, including the possibility of obtaining a refund of any withholding tax and the certification requirement described above.

Section 871(m) Withholding Tax on Dividend Equivalents

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2027 that do not have a delta of one with respect to any Underlying Security. Based on the terms of the securities and current market conditions, we expect that the securities will not have a delta of one with respect to any Underlying Security on the pricing date. However, we will provide an updated determination in the pricing supplement. Assuming that the securities do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the securities should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If Section 871(m) withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers) should note that, absent an applicable treaty exemption, the securities may be treated as U.S.-situs property subject to U.S. federal estate tax. Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the securities.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with any coupon payment and may be filed with the IRS in connection with the payment at maturity on the securities and the payment of proceeds from a sale, exchange or other disposition. A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA

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Principal at Risk Securities

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. FATCA generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). Withholding (if applicable) applies to payments of U.S.-source FDAP income and to payments of gross proceeds of the disposition (including upon retirement) of certain financial instruments treated as providing for U.S.-source interest or dividends. Under proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply on payments of gross proceeds (other than amounts treated as FDAP income). While the treatment of the securities is unclear, you should assume that any coupon payment with respect to the securities will be subject to the FATCA rules. If withholding applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the potential application of FATCA to the securities.

The discussion in the preceding paragraphs, insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

Use of proceeds and hedging:

The proceeds from the sale of the securities will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per security issued, because, when we enter into hedging transactions in order to meet our obligations under the securities, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the securities borne by you and described beginning on page 4 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the securities.

On or prior to the pricing date, we expect to hedge our anticipated exposure in connection with the securities by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to take positions in the stocks constituting the underlying index, in futures and/or options contracts on the underlying index or the component stocks of the underlying index listed on major securities markets, or positions in any other available securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could potentially increase the initial index value of the underlying index, and, as a result, could increase (i) the level at or above which the underlying index must close on any redemption determination date so that the securities are redeemed prior to maturity for the early redemption payment, (ii) the level at or above which the underlying index must close on each observation date in order for you to earn a contingent semi-annual coupon and (iii) the level at or above which the underlying index must close on the final observation date so that you are not exposed to the negative performance of the underlying index at maturity. These entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the final observation date approaches. Additionally, our hedging activities, as well as our other trading activities, during the term of the securities could potentially affect the value of the underlying index on the redemption determination dates and observation dates, and, accordingly, whether we redeem the securities prior to maturity, whether we pay a contingent semi-annual coupon on the securities and the amount of cash you receive at maturity.

Additional considerations:

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:

MS & Co. expects to sell all of the securities that it purchases from us to an unaffiliated dealer at a price of $ per security, for further sale to certain fee-based advisory accounts at the price to public of $1,000 per security. MS & Co. will not receive a sales commission with respect to the securities.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities. When MS & Co. prices this offering of securities, it will determine the

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Principal at Risk Securities

economic terms of the securities, including the contingent semi-annual coupon rate, such that for each security the estimated value on the pricing date will be no lower than the minimum level described in “Investment Summary” beginning on page 3.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement for auto-callable securities.

Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement for auto-callable securities and the index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement for auto-callable securities, the index supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. When you read the accompanying product supplement and index supplement, please note that all references in such supplements to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, the product supplement for auto-callable securities and the index supplement if you so request by calling toll-free 1-(800)-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Product Supplement for Auto-Callable Securities dated November 16, 2023

Index Supplement dated November 16, 2023

Prospectus dated April 12, 2024

Terms used but not defined in this document are defined in the product supplement for auto-callable securities, in the index supplement or in the prospectus.

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